Exhibit 10.9
AGREEMENT
     THIS AGREEMENT (this “Agreement”), dated as of September 22, 2009, is made by and among HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“HACI”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager (“Victory Park”).
     WHEREAS, HACI was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”);
     WHEREAS, HACI consummated an initial public offering in October 2007 (“IPO”) in connection with which it raised net proceeds of approximately $529.1 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of HACI in the event it is unable to consummate a Business Combination on or prior to September 28, 2009 (or October 5, 2009 in the event that the Acquisition is approved by HACI stockholders);
     WHEREAS, HACI has entered into that certain Purchase and IPO Reorganization Agreement dated as of August 2, 2009 (the “Acquisition Agreement”), by and among HACI, Resolute Energy Corporation, a Delaware corporation (the “REC”), Resolute Subsidiary Corporation, a Delaware corporation, Resolute Aneth, LLC, a Delaware limited liability company, Resolute Holdings, LLC, a Delaware limited liability company, Resolute Holdings Sub, LLC, a Delaware limited liability company (“Holdings Sub”), and HH-HACI, L.P., a Delaware limited partnership (collectively, the “Acquisition”), pursuant to which, through a series of transactions, HACI stockholders will acquire a majority of the outstanding common stock of REC, par value $0.0001 per share (the “REC Common Stock”), and REC will acquire HACI and the business and operations of Holdings Sub;
     WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of HACI which are present and entitled to vote at the meeting called to approve the Acquisition;
     WHEREAS, pursuant to certain provisions in HACI’s certificate of incorporation, a holder of shares of HACI’s common stock issued in the IPO may, if it votes against the Acquisition, demand that HACI convert such common shares into cash (“Conversion Rights”);
     WHEREAS, the Acquisition cannot be consummated if holders of 30% or more of the HACI common stock issued in the IPO exercise their Conversion Rights.
     NOW, THEREFORE, the undersigned parties agree as follows:
     1. Agreement to Make Purchases of HACI Common Stock. Victory Park (and any other purchasers acceptable to Victory Park and HACI (collectively, “VP Purchasers”) agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately 4.5 million shares of HACI common stock (with the exact number to be specified by HACI pursuant to a Purchase Directive) prior to September 25, 2009, provided that (i) the VP

Purchasers will not execute any purchases until directed via electronic mail sent by HACI to bcarroll@vpcadvisors.com (the “Purchase Directive”) (which such Purchase Directive will include the price per share of such purchases and the aggregate amount of shares up to which the VP Purchasers may purchase) and (ii) HACI agrees to enter into the form of forward contract (“Forward Contract Arrangement”) attached hereto as Annex A with the relevant VP Purchaser for the purchase by HACI of the shares of HACI common stock purchased in accordance with a Purchase Directive.
     2. Fees. In addition, in exchange for its services in aggregating blocks of shares for purchase by the VP Purchasers from HACI stockholders, as set forth in Section 1 above, that have indicated an intention to convert their shares of Buyer common stock and or vote against the Acquisition, Buyer will pay to the VP Purchasers a fee equal to one percent of the Aggregate Purchase Price (as defined in the Forward Contract Agreement) at Closing (as defined in the Forward Contract Agreement) with respect to shares of common stock purchased in accordance with a Purchase Directive.
     3. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that HACI shall pay up to $25,000 of the documented costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement (the “Reimbursable Expenses”).
     4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     5. Governing Law; Jurisdiction. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

HICKS ACQUISITION COMPANY I, INC.
By:	/s/ Robert M. Swartz
	Name:	Robert M. Swartz
	Title:	Senior Vice President

VICTORY PARK CAPITAL ADVISORS, LLC
By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
	Title:	General Counsel

Signature Page to
Agreement

ANNEX A
FORM OF FORWARD CONTRACT
(attached)

Annex A